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                         SPECTRUM FUNDS PROXY Q&A

This proxy only relates to the Spectrum Growth and Spectrum
Income Funds. The changes being voted on do not relate to the Spectrum International Fund (the policies being considered are already operating policies for this Fund).

Q.   What are the proposed changes?
A. The proposed changes involve changing two fundamental policies to operating policies. Fundamental policies may only be changed with shareholder vote, while operating policies may be changed by the approval of the Funds Board of Directors, without shareholder vote. The two policies which we are requesting be changed to operating policies are 1) the selection of the various underlying Price Funds in which the Spectrum Funds can invest and
2) the minimum and maximum percentages of the Spectrum Funds assets which can be allocated to each of these underlying Price Funds.

Note: We ARE NOT asking the shareholders to make specific changes to the mix of underlying funds, nor are we asking them to change any of the investment ranges of the underlying funds. We ARE asking shareholders to give the Board of Directors the ability to make future changes without having a shareholder vote for each change.

More information on the policies:
The current fundamental policies are as follows:
          1)   Each Spectrum Fund has a fixed list of underlying
       Price Funds in which it may invest. This list may not be changed without shareholder approval. (For example,

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     without shareholder vote we cannot add Blue Chip Growth to
     Spectrum Growth Fund, nor can we delete Equity Income.)
       2) Each Spectrum Fund has fixed ranges in which it must invest in each underlying Price Fund. These ranges may not be changed without shareholder approval. (For example, Spectrum Income Fund must invest at least 5% and not more than 20% of its assets in International Bond Fund unless a change to that percentage is approved by shareholders.)

  If approved by shareholders, the policies would become operating policies, which would give the Board the flexibility to:
       1) add or delete Price Funds to the list of underlying funds without prior shareholder approval. (For example, the Board could add Blue Chip Growth Fund to Spectrum Growth Fund s list of underlying Price Funds.)
       2) adjust the investment ranges of each underlying
     Price Fund. (For example, the Directors could widen Spectrum Income Fund s investment range in International Bond Fund to 0-25%.)

Q.   Why are the changes being proposed?
  A. Adoption of the proposals would provide the investment manager of the Spectrum Funds with the same degree of flexibility in managing their investment programs that they have in managing the other Price Funds - the ability to select appropriate investments and determine how much of the Fund s assets to allocate to these
          investments without seeking shareholder approval.   For
          example, the change would allow the Board the flexibility to add another existing Price Fund or a

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          Price Fund created in the future which may be an
          appropriate investment for the Spectrum Fund. While the Board doesn t anticipate making numerous changes, nor does it anticipate making dramatic changes, the added flexibility provided by the changes could help the Spectrum Funds achieve their objectives more fully.

Q. Will the investment objective or philosophy of the Funds change as a result of this change?
  A. No. The proposed changes do not reflect any change in the investment objectives and philosophies of the Spectrum Funds. Moreover, as operating policies, any changes which the Spectrum Funds desire to make in the mix of underlying Price Funds or the percentage ranges allocated to each Price Fund would still be subject to approval of the Board of Directors before implementation. Shareholders will be informed of any changes made in the composition of the Spectrum Funds through the prospectus and shareholder reports.

  Q. How would the changes impact the management of the funds?
  A. Again, the changes will not impact the funds philosophy. The Spectrum Funds will continue to invest in various Price Funds based on T. Rowe Price s outlook for the relative valuations of underlying Price Funds and the various markets in which the underlying Price Funds invest. The Spectrum Funds do not and will not attempt to time the market by making rapid shifts in their investment allocations in an attempt to make short-term profits. Rather they will

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  continue to invest based on long-term investment
  considerations.

          A point that is worth noting is that a Spectrum Fund cannot redeem more than 1% of its assets from an underlying fund in any 15 day period (unless it needs to do so to meet shareholder redemptions from the Spectrum Fund). While this is an operating policy changeable by the Board, it is indicative of the fact that the Spectrum Funds do not make large purchases and redemptions in an attempt to time markets over very short-term periods.

Q. Why are these policies currently Fundamental?
  A. These policies were originally required to be made fundamental by the SEC when the Spectrum Funds opened in 1990. This condition was part of an exemptive order the SEC granted to the Spectrum Funds to permit their operation as a fund of funds (a mutual fund which invests in other mutual funds). Since that time, the SEC has relaxed its position and consequently, new funds-of-funds are being introduced without these somewhat rigid restrictions (case in point is Spectrum International). Under an amendment to the Investment Company Act of 1940, fund of funds are permitted to operate without the two fundamental policies to which the Spectrum Funds are subject. By changing the policies to operating policies, the Spectrum Funds will be able to operate more effectively and on a level playing field with their competitors.

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  Q. What types of changes would the Spectrum Funds make to their mix of underlying funds?
  A. While the Spectrum Funds are not anticipating making any drastic changes, the following are examples of the types of changes that may be made:
     1) May add a new underlying Price Fund to enhance diversification.
     2) May delete an underlying Price Fund where such fund was not providing any diversification benefit.
     3) May increase the percentage of Spectrum Fund assets which may be invested in an underlying Price Fund if such Price Fund is considered by the portfolio manager to have a favorable long-term outlook relative to other underlying Price Funds.
     4) May decrease the percentage of assets which must be invested in an underlying Price Fund if such Price Fund is considered to have a relatively unfavorable long-term outlook.

  Q. How will shareholders know if underlying funds have been added?
  A. The Spectrum Funds prospectus will continue to have a table identifying the underlying Price Funds and their approved ranges. If the Board decides to change the list of underlying Price Funds or the investment ranges, shareholders will be notified through semi-annual and annual reports.

  Spectrum Growth and Spectrum Income proxy
     The proposed changes on which the shareholders are being asked to vote involve changing two fundamental policies of the fund to operating policies. Fundamental policies may only be

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changed with shareholder vote, while operating policies may be changed by the approval of the Funds' Board of Directors, without shareholder vote. The two policies which we are requesting be changed to operating policies are the selection of the various underlying Price Funds in which the Spectrum Funds can invest and the minimum and maximum percentages of the Spectrum Funds' assets which can be allocated to each of these underlying Price Funds. We ARE NOT asking the shareholders to make specific changes to the mix of underlying funds nor are we asking them to change any of the investment ranges of the underlying funds. We ARE asking shareholders to give the Board of Directors the ability to make future changes without having a shareholder vote for each change.